Exhibit 10.2

EXHIBIT A

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (“Agreement”) is executed as of the 22nd day of December 2006 (“Agreement Date”), by and among H.M. Flood Business Trust (the “Trust”) and Wastech, Inc. (“Wastech”).

WHEREAS, Wastech of West Virginia, Inc. (“Wastech WV”) is indebted to Wastech,  in the amount of $1,211,500 (the “Wastech Debt”);

WHEREAS, Wastech WV is indebted to the Trust,  inclusive of default interest at eighteen percent (18%) from October 12, 2006, in the amount of $1,025,728 (the “Trust Debt”);

WHEREAS, following the conveyance of certain oil and gas rights by Wastech WV to the Trust, the sole assets of Wastech of WV consist of approximately 44,000 acres of subsurface coal, coal bed methane and all other mineral rights in various counties in West Virginia (the “Mineral Rights”);

WHEREAS, it is in the best interests of Wastech and the Trust to amicably agree upon the manner in which their respective debts will be paid from the proceeds from the sale, lease or exploitation of the Mineral Rights.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

Division of Proceeds.  Notwithstanding the legal priority of the liens security the Wastech Debt and the Trust Debt and as long as this Agreement is in force and effect, the Trust and Wastech agree that at all times any and all proceeds from Mineral Rights shall be distributed in the following order of priority:  the first $240,000 in proceeds will be paid to the Trust, and applied to the Trust Debt; the remaining proceeds will be divided equally between the Wastech Debt and the Trust Debt until all principal and interest on the Trust Debt has been satisfied in full.

Proceeds Held in Trust.  In the event either Wastech or the Trust receive any proceeds that the other party is entitled to receive under Paragraph 1 herein, then the party receiving the proceeds shall hold the other party’s share in trust for the exclusive benefit of the other party, and shall promptly pay the other party his or its share as soon as practicable.

Legal Action to Collect the Debts.  In the event legal action is necessary to reduce the collateral securing the Trust Debt and the Wastech Debt to cash, then the Trust and Wastech agree to hire an attorney mutually acceptable to both to pursue such legal action, and any proceeds of such legal action shall be first applied to pay or reimburse the legal fees and other litigation costs of the action, and second shall be divided between Wastech and the Trust in accordance with Paragraph 1 herein.  Neither party shall pursue any legal action against Wastech WV or the Mineral Rights without the written consent of the other party.

Termination of Agreement.  This Agreement shall terminate, and be of no further force and effect, in the event either the Wastech Debt or the Trust Debt is paid in full from any source.

Assignments.  Neither Wastech nor the Trust shall sell, pledge, assign or otherwise transfer, in whole or in part, its rights or obligations under this Agreement, without the express written consent of either Wastech or the Trust, initially, and then only unless such purchaser, creditor, however the case may be, acknowledges the existence of the terms and conditions of this Agreement and accepts and consents accordingly.

Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of Wastech and the Trust, their successors and assigns.  Neither Wastech WV nor any third party shall be considered a third party beneficiary under this Agreement, nor shall Wastech WV or any third party have any cause of action or other right or privilege by virtue of the failure of either Wastech or the Trust to perform any term, covenant or condition of this Agreement.

Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, discussions and statements concerning that subject matter.  No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

Necessary Action.  Each party hereto hereby agrees that such party shall execute and deliver any documents and shall perform any further acts as may be reasonably necessary to carry out the provisions of this Agreement.  The parties agree that, if required by either party, Deed of Trust liens will be filed perfecting liens securing the Wastech Debt and the Trust Debt, as well as this Intercreditor Agreement, in each county in which the Mineral Rights are located.

Execution and Counterparts.  This Agreement may be executed and delivered by facsimile and in counterparts.  Each executed counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

Severability and Savings Clause.  Should any clause, sentence, provision, paragraph or part of this Agreement for any reason whatsoever, be adjudged by any court of competent jurisdiction, or be held by any other competent governmental authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the specific clause, sentence, provision, paragraph, or part of this Agreement directly involved, and the remainder of this Agreement, wherever practicable, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Agreement, which shall be dated and effective as of the date first written above.

WASTECH, INC.

/s/ Richard D. Tuorto

__________________________________

By: Richard D. Tuorto, Chief Executive Officer

Date: December 28, 2006

H.M. FLOOD BUSINESS TRUST

/s/ Richard Parris

____________________________________

By: Richard J. Parris, duly appointed Trustee

Date: December 28, 2006

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